EXHIBIT 8.1

2900 K Street NW #200
Washington, DC 20007-5118
202.625.3500 tel
202.298.7570 fax
June 9, 2011
Ford Credit Auto Lease Two LLC
CAB East LLC
CAB West LLC
c/o Ford Credit SPE Management Office
c/o Ford Motor Company
World Headquarters, Suite 801-C1
One American Road
Dearborn, Michigan 48126

Re:	Registration Statement on Form S-3 File Nos. 333-173928, 333-173928-01, 333-173928-02
Ladies and Gentlemen:
          We have acted as special tax counsel to Ford Credit Auto Lease Two LLC, a Delaware limited liability company, CAB East LLC, a Delaware limited liability company (“CAB East”) and CAB West LLC, a Delaware limited liability company (“CAB West” and, together with Ford Credit Auto Lease Two LLC and CAB East, the “Registrants”), in connection with the above-referenced Registration Statement (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the Asset Backed Notes (the “Notes”) and with the authorization and issuance from time to time in one or more series (each, a “Series”) of Notes. As set forth in the Registration Statement, each Series of Notes will be issued under and pursuant to an indenture (the “Indenture”) to be entered into between the indenture trustee designated therein (the “Indenture Trustee”) and one of various trusts (each, a “Trust”) to be formed pursuant to the related trust agreement (the “Trust Agreement”) to be entered into by the Registrant Ford Credit Auto Lease Two LLC and the owner trustee designated therein (the “Owner Trustee”), (the Indenture, and the Trust Agreement being referred to herein as the “Agreements”).
          We have examined the form of prospectus (the “Prospectus”) and form of prospectus supplement (the “Prospectus Supplement”) related thereto contained in the Registration Statement and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.
          In arriving at the opinion expressed below, we have assumed that each Agreement will be duly authorized by all necessary corporate action on the part of the applicable Registrant, the Indenture Trustee, the Owner Trustee and any other party thereto for such Series of Notes and will be duly executed and delivered by such Registrant, the Indenture Trustee, the Owner Trustee and any other party thereto substantially in the applicable form filed or incorporated by

CHARLOTTE	CHICAGO	IRVING	LONDON	LOS ANGELES	NEW YORK	WASHINGTON, DC	WWW.KATTENLAW.COM
LONDON AFFILIATE: KATTEN MUCHIN ROSENMAN UK LLP
A limited liability partnership including professional corporations

Ford Credit Auto Lease Two LLC
CAB East, LLC
CAB West, LLC
June 9, 2011

reference as an exhibit to the Registration Statement, and that Notes will be sold as described in the Registration Statement. As to various questions of fact material to such opinions, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Registrants and others.
          As special tax counsel to the Registrants, we have advised the Registrants with respect to material federal income tax aspects of the proposed issuance of each Series of Notes pursuant to the related Agreement. Such advice has formed the basis for the description of federal income tax consequences for holders of such Notes that appear under the headings “Summary—Tax Status” and “Tax Considerations” in the Prospectus Supplement and “Summary—Tax Status” and “Tax Considerations” in the Prospectus. We hereby confirm and adopt as our opinion those opinions set forth under the above-specified headings (in each case subject to the terms and conditions set forth therein.)
          This opinion is based on the facts and circumstances set forth in the Registration Statement and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular Series of Notes as a result of changes in facts or circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof. Because the Prospectus Supplement and the Prospectus contemplate Series of Notes with different characteristics, you should be aware that the particular characteristics of each Series of Notes must be considered in determining the applicability of this opinion to a particular Series of Notes.
          This opinion is based upon our interpretations of current law, including the Internal Revenue Code of 1986, as amended, judicial decisions, administrative rulings and existing final and temporary Treasury regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein. This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. In addition, our opinion is based on the assumption that the matter, if litigated, will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a contrary position.
          We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to references to this firm as special tax counsel to the Registrants under the above-specified headings in the Prospectus Supplement and in the Prospectus, without implying or admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.
Very truly yours,
/s/ Katten Muchin Rosenman LLP